Exhibit 99.1

For Immediate Release	For Investor Inquiries, contact:
July 25, 2007	Shona L. Bedwell	Randy A. Henry
2007-09	317.808.6169	317.808.6060

	For Media Inquiries, contact:
	Joel Reuter
	317.808.6137

Duke Realty Announces Second Quarter Earnings

_____________________________________________________

Common Stock Dividend Increase Announced

Indianapolis - Duke Realty Corporation (DRE: NYSE) reported today results for the second quarter 2007.  Funds from Operations available to common shareholders (diluted) (“FFO”) was $0.63 per share for the second quarter of 2007, as compared to $0.58 per share for the same quarter in 2006, an increase of 8.6 percent.

Net income available for common shareholders (diluted) (“EPS”) was $0.27 per share for the second quarter of 2007, as compared to $0.16 for the same quarter in 2006.  The increase for the quarter was primarily the result of a $0.13 per share increase in gains on the disposition of depreciable properties as compared to the second quarter of 2006.

Denny Oklak, Chairman and Chief Executive Officer, commenting on Duke’s second quarter performance, stated,

“We had an excellent second quarter from an operational standpoint.  Our leasing for the quarter reached the second highest level in our history at 9.6 million square feet.  Occupancy of our stabilized in-service properties continues to be strong at 95.3 percent and our overall in-service occupancy reached its highest level since 2000 at 93.7 percent.  In addition, our value creation pipeline remains at an all-time high level of $1.6 billion, as we started more than $335 million of projects this quarter.

Given this continued strengthening of our operational performance, we are very positive about the remainder of 2007.  Therefore, we are increasing our annual FFO per share guidance to $2.69 to $2.77 for 2007.  This represents a $0.04 increase to the midpoint of our previous guidance.  Additionally, we anticipate FFO per share will be between $0.65 to $0.67 for the third quarter.”

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Dividends

Duke also announced today that its Board of Directors increased its quarterly common stock dividend to $0.48 per share, payable on August 31, 2007, to shareholders of record on August 14, 2007.  Equal to $1.92 per share on an annualized basis, the new dividend provides a 1.1 percent increase over the previous amount and represents the fourteenth consecutive annual increase since the Company’s October 1993 public offering.

The Board also declared today the following dividends on the Company’s outstanding preferred stock:

Class	NYSE Symbol	Quarterly Amount/Share	Record Date	Payment Date
Series B	Not Listed	$.998750	September 14, 2007	September 28, 2007
Series J	DREPRJ	$.414063	August 17, 2007	August 31, 2007
Series K	DREPRK	$.406250	August 17, 2007	August 31, 2007
Series L	DREPRL	$.412500	August 17, 2007	August 31, 2007
Series M	DREPRM	$.434375	September 14, 2007	September 28, 2007
Series N	DREPRN	$.453125	September 14, 2007	September 28, 2007

Second Quarter Operating Statistics

•                  The Company’s 692 in-service properties totaling 108.6 million square feet were 93.7 percent leased compared to 92.4 percent and 92.5 percent leased at March 31, 2007 and June 30, 2006, respectively.

•                  The Company’s value creation pipeline totaled $1.6 billion, including $622 million of developments with an expected stabilized return of 9.4 percent that Duke plans to own indefinitely after completion; $828 million of developments with an expected stabilized return of 8.5 percent that the Company plans to sell within approximately one year of completion; and a $141 million backlog of third-party construction volume with a 19.2 percent fee.

•                  Including 8.3 million square feet of projects under development that were 17.4 percent pre-leased, the Company’s total portfolio at the end of the second quarter consisted of 726 properties totaling approximately 117 million square feet that were 88.3 percent leased.

•                  Duke renewed 85 percent of leases up for renewal, totaling 3.7 million square feet, on which net effective rents increased 3.7 percent.

•                  Same property net operating income increased 3.2 percent for the three months ended June 30, 2007.

•                  Property sales in the second quarter totaled $124.6 million at an average stabilized capitalization rate of 7.6 percent.

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•                  Acquisitions in the second quarter totaled $70.4 million at an average stabilized capitalization rate of 8.1 percent.

•                  The Company’s interest and fixed-charge coverage ratios in the second quarter were 3.6 and 2.2, respectively, and its debt-to-total market capitalization ratio was 40.2 percent at June 30, 2007.

When used in this press release, the word “believes,” “expects,” “estimates” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially.  In particular, among the factors that could cause actual results to differ materially are continued qualification as a real estate investment trust, general business and economic conditions, competition, increases in real estate construction costs, interest rates, accessibility of debt and equity capital markets and other risks inherent in the real estate business including tenant defaults, potential liability relating to environmental matters and liquidity of real estate investments. Readers are advised to refer to Duke’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 6, 2007 for additional information concerning these risks.

About Duke Realty Corporation

Duke Realty Corporation specializes in the ownership, construction, development, leasing and management of office, industrial, healthcare and retail real estate.  It is the largest publicly-traded, vertically integrated office/industrial real estate company in the United States.  Duke’s properties encompass approximately 117 million rentable square feet that are leased by approximately 3,500 tenants, and approximately 7,500 acres of undeveloped land that can support over 111 million square feet of additional development.  Duke provides a full range of services in-house, backs them with more than 30 years experience, and delivers valuable real estate solutions to satisfied customers across the nation.  Duke common stock is listed on the New York Stock Exchange under the symbol: DRE.  Visit Duke on the web at www.dukerealty.com.

A copy of the Company’s supplemental information fact book will be available after 6:00 p.m. EDT today in the Investor Relations section of the Company’s web site at www.dukerealty.com.  Duke is also hosting a conference call tomorrow at 3:00 p.m. New York time to discuss its second quarter operating results.  All investors are invited to listen to this call, which can be accessed through the Investor Relations section of the Company’s web site.

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Financial Highlights

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Operating Results	2007	2006	2007	2006

Revenues from continuing operations	$219,693	$204,990	$440,417	$398,497
Earnings from rental operations	27,320	30,598	53,076	61,780
Earnings from service operations	12,018	3,476	18,952	7,926
Net income available for common shareholders - Basic	37,076	21,717	105,639	33,165
Net income available for common shareholders - Diluted	39,694	23,881	113,167	36,478
Funds from operations available for common shareholders - Basic	87,282	78,756	173,609	146,433
Funds from operations available for common shareholders - Diluted	93,479	86,542	185,979	160,956

Per Share:
Funds from operations available for common shareholders - Basic	$0.64	$0.58	$1.27	$1.09
Funds from operations available for common shareholders - Diluted	$0.63	$0.58	$1.26	$1.08
Net income available for common shareholders - Basic	$0.27	$0.16	$0.77	$0.25
Net income available for common shareholders - Diluted	$0.27	$0.16	$0.76	$0.24
Dividend payout ratio of funds from operations	76.2%	81.9%	75.8%	87.5%
Weighted average shares outstanding
Basic - Net income and Funds From Operations	136,921	134,969	136,873	134,876
Diluted - Net income and Funds From Operations	148,129	149,364	148,170	149,273

			June 30,	December 31,
Balance Sheet Data			2007	2006

Net real estate investments			$5,892,265	$5,781,272
Total assets			7,302,898	7,238,595
Total debt			4,104,747	4,109,154
Shareholders’ equity			2,614,743	2,503,583
Common shares outstanding at end of period			136,942	133,921

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 Reconciliation of Net Income to Funds From Operations

(in thousands, except per share data)

	Three Months Ended
	June 30,
	(Unaudited)
	2007			2006
		Wtd.			Wtd.
		Avg.	Per		Avg.	Per
	Amount	Shares	Share	Amount	Shares	Share
Net Income Available for Common Shares	$37,076	136,921	$0.27	$21,717	134,969	$0.16
Add back:
Minority interest in earnings of unitholders	2,618	9,782		2,164	13,304
Other common stock equivalents		1,426			1,091
Diluted Net Income Available for Common Shares	$39,694	148,129	$0.27	$23,881	149,364	$0.16

Reconciliation to Funds From Operations (“FFO”)
Net Income Available for Common Shares	$37,076	136,921	$0.27	$21,717	134,969	$0.16
Adjustments:
Depreciation and Amortization	68,407			65,167
Company Share of Joint Venture Depreciation and amortization	5,610			4,425
Earnings from depreciable property sales-wholly owned	(20,361)			(1,531)
Earnings from depreciable property sales-JV	129			(5,400)
Minority interest share of adjustments	(3,579)			(5,622)
Basic Funds From Operations	87,282	136,921	$0.64	78,756	134,969	$0.58
Minority interest in earnings of unitholders	2,618	9,782		2,164	13,304
Minority interest share of adjustments	3,579			5,622
Other common stock equivalents		1,426			1,091
Diluted Funds From Operations	$93,479	148,129	$0.63	$86,542	149,364	$0.58

	Six Months Ended
	June 30,
	(Unaudited)
	2007			2006
		Wtd.			Wtd.
		Avg.	Per		Avg.	Per
	Amount	Shares	Share	Amount	Shares	Share
Net Income Available for Common Shares	$105,639	136,873	$0.77	$33,165	134,876	$0.25
Add back:
Minority interest in earnings of unitholders	7,528	9,755		3,313	13,348
Other common stock equivalents		1,542			1,049
Diluted Net Income Available for Common Shares	$113,167	148,170	$0.76	$36,478	149,273	$0.24

Reconciliation to Funds From Operations (“FFO”)
Net Income Available for Common Shares	$105,639	136,873	$0.77	$33,165	134,876	$0.25
Adjustments:
Depreciation and Amortization	136,146			125,749
Company Share of Joint Venture Depreciation and amortization	10,578			9,127
Earnings from depreciable property sales-wholly owned	(72,081)			(2,036)
Earnings from depreciable property sales-share of joint venture	(1,831)			(8,362)
Minority interest share of adjustments	(4,842)			(11,210)
Basic Funds From Operations	173,609	136,873	$1.27	146,433	134,876	$1.09
Minority interest in earnings of unitholders	7,528	9,755		3,313	13,348
Minority interest share of adjustments	4,842			11,210
Other common stock equivalents		1,542			1,049
Diluted Funds From Operations	$185,979	148,170	$1.26	$160,956	149,273	$1.08